FILED OF THE OFFICE OF THE
SECRETARY OF STATE OF THE
STATE OF NEVADA

APRIL 26, 1999
No. C8500-90
Dean Heller, Secretary of State

CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION
VALLEY FISH PRODUCTS, INC.

We the Undersigned David Gordon (Vice President) and David Gordon of Valley Fish Products, Inc., do hereby certify:

That the Board of Directors of said corporation at a meeting duly convented, held on the 6 th Day of April, 1999 adopted a resolution to amend the original articles as follows: Article 1 is hereby amended to read as follows:
The name of the corporation is Global Foods Online, Inc.

The number of shares of the corporation outstanding and entitled to vote on an amendment to the Articles of incorporation is 622,500 that the said change(s) and amendment have been consented to and approved by a majority vote of the stockholders holding at least a majority of each class of stock outstanding and entitled to vote thereon.

David Gordon, VP
President or Vice President

David Gordon, Sec.
Secretary or Assistant Secretary

State of California
County of Los Angeles

On April 22 nd, 1999, personally appeared before me, a Notary Public. David Gordon, who acknowledged that they executed the above instrument.

Benny Lakotos
Signature of Notary

Benny Lakotos
Commission #1175460
Notary Public California
Los Angeles, County
My Comm. Expires Mar. 6, 2002
Notary Stamp or Seal